Exhibit 99.01

Contacts:	Investors	Media
	Jerry Natoli	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-6181	650-944-6251
	Jerry_natoli@intuit.com	diane_carlini@intuit.com
Intuit Grows Revenue 13 Percent in Third Quarter;
Raises Fiscal Year Outlook
Results Led by Strong Tax Season; Small Business Returns to Double-Digit Growth
     MOUNTAIN VIEW, Calif. — May 20, 2010 — Intuit Inc. (Nasdaq: INTU) today announced financial results for its third quarter ended April 30 and raised guidance for the full fiscal year.
Third-Quarter Highlights
•	Revenue increased 13 percent over the year-ago quarter to $1.6 billion, exceeding the guidance range.

•	On a GAAP basis (Generally Accepted Accounting Principles), operating income grew 16 percent to $888 million. Non-GAAP operating income grew 12 percent to $938 million.

•	GAAP diluted earnings per share were $1.78, up 21 percent over the third quarter of last year. Non-GAAP diluted earnings per share were $1.89, up 13 percent.

•	The Consumer Tax group generated revenue of $871 million in the third quarter, growing 12 percent over the previous year.

•	Financial Management Solutions revenue increased 16 percent over the prior year, led by strong growth in QuickBooks for the desktop, QuickBooks Online and Intuit Websites.

Intuit Third Quarter 2010 Earnings

     The company raised fiscal year guidance based on strong results across the board. For fiscal year 2010, which ends July 31, Intuit expects revenue of $3.410 billion to $3.425 billion, growth of 10 percent.
Note: all comparisons are versus the same period a year ago.

	GAAP			Non-GAAP
	Q3 FY10	Q3 FY09	% change	Q3 FY10	Q3 FY09	% change
Revenue	$1,607	$1,417	13	$1,607	$1,417	13
Operating Income	$888	$765	16	$938	$837	12
EPS	$1.78	$1.47	21	$1.89	$1.68	13
Dollars in millions except for EPS
Company Perspective
     “We delivered another quarter of strong results, with revenue and earnings per share exceeding the top end of our guidance,” said Brad Smith, Intuit’s president and chief executive officer. “We saw across-the-board strength, fueled by a great tax season, a return to double-digit revenue growth in small business, and continued strong performance from our financial institutions segment. With these strong results, we are once again raising our revenue and earnings outlook for the year.
     “We’ve worked hard over the past few years to position Intuit to take advantage of the secular market trends that we see as catalysts for sustained growth. In addition, we’ve invested in hiring and developing skills and capabilities that will benefit us for years. We’ve strengthened our engineering talent pool, and we’ve developed technology that improves the usability of our products, adds mobile capabilities, and readies our solutions for global deployment. We’ve also invested to ensure our customers are delighted with our products and find them incredibly easy to use. This quarter’s performance is another proof point that we are stronger now than when the recession began,” Smith said.

Intuit Third Quarter 2010 Earnings

Quarterly Business Segment Results and Highlights
     Small Business total revenue grew 13 percent for the third quarter, driven by strong performance in Financial Management Solutions and Employee Management Solutions.
     Financial Management Solutions
•	Revenue increased 16 percent versus the third quarter of 2009, led by outstanding growth in QuickBooks for the desktop, QuickBooks Online and Intuit Websites. The online customer base grew 32 percent compared to the year-ago quarter.

•	Intuit Websites continued to make strong progress, with customers increasing 80 percent over last year, to more than 300,000.
     Employee Management Solutions
•	Employee Management Solutions revenue grew 13 percent, powered by Intuit Online Payroll.
     Payment Solutions
•	Revenue grew 8 percent, driven by a 16 percent increase in merchants. Charge volume grew 1 percent year over year, the first increase since the third quarter of fiscal 2008.
Consumer Tax Group
•	Revenue increased 12 percent, with an increase in share in both the desktop and online categories. Total units were up 11 percent for the season, with Web units up 18 percent. We now believe Consumer Tax revenue will grow 12 to 13 percent in fiscal 2010.

•	Online tax units represented more than 70 percent of total TurboTax units this season, as more customers continued to choose an online solution.
Accounting Professionals
•	Accounting Professionals revenue grew 15 percent over last year, capping off a solid tax season for the segment. Excluding a $9 million revenue shift deferred from the second to the third quarter, Accounting Professionals revenue grew 10 percent.

Intuit Third Quarter 2010 Earnings

Financial Institutions
•	Financial Services revenue grew 21 percent and bill pay users grew 16 percent. This tax season, more than 1,100 financial institutions offered TurboTax for Online Banking. Revenue grew 9 percent, excluding TurboTax for Online Banking. Approximately 450 financial institutions are signed up to offer FinanceWorks, with a growing number of banks adopting Intuit’s online bill payment and mobile banking solutions.
Other Businesses
•	Segment revenue grew 20 percent, driven primarily by strength in Personal Finance and favorable foreign currency impact from the Canada and United Kingdom businesses.

•	Mint.com growth continues to accelerate. New registered users for the third quarter were more than 2.5 times greater than the same quarter last year.

•	Intuit signed an agreement to acquire Medfusion, the leading patient-to-provider communications solution. This transaction will provide Intuit with a software-as-a-service offering currently used by more than 30,000 healthcare providers, the vast majority of whom are essentially small businesses.
Forward-looking Guidance
     Intuit increased its guidance range for the full 2010 fiscal year, which ends July 31, and expects:
•	Revenue of $3.410 billion to $3.425 billion, growth of 10 percent.

•	GAAP operating income of $840 million to $850 million. Non-GAAP operating income of $1.065 billion to $1.075 billion, growth of 15 to 16 percent.

•	GAAP diluted earnings per share of $1.69 to $1.72, or growth of 25 to 27 percent. Non-GAAP diluted EPS of $2.03 to $2.06, growth of 12 to 13 percent.

•	Intuit also updated its previous fiscal year revenue guidance for the Consumer Tax segment, which is now expected to grow 12 to 13 percent. All other segment revenue guidance remained unchanged.

Intuit Third Quarter 2010 Earnings

Conference Call Information
     Intuit executives will discuss the financial results on a conference call today at 1:30 p.m. Pacific time. To hear the call, dial 866-238-1645 in the United States or 703-639-1163 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay information
     A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1452142.
     The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit Inc.
     Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax®, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.
     Founded in 1983, Intuit had annual revenue of $3.1 billion in its fiscal year 2009. The company has approximately 7,800 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
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     Intuit, the Intuit logo and QuickBooks, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and

Intuit Third Quarter 2010 Earnings

Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; its prospects for the business in fiscal 2010; projected growth in consumer tax for fiscal 2010; and all of the statements under the heading “Forward-looking Guidance.”
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; if economic and market conditions in the U.S. and worldwide continue to decline, our customers may delay or reduce technology purchases which may harm our business, results of operations and financial condition; we may not be able to successfully introduce new products and services to meet our growth and profitability objectives, and current and future products and services may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; any failure to maintain reliable and responsive service levels for our offerings could cause us to lose customers and negatively impact our revenues and profitability; any significant product quality problems or delays in our products could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; any failure to properly use and protect personal customer information could harm our revenue, earnings and reputation; our acquisition activities may be disruptive to Intuit and may not result in expected benefits; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operations; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; predicting tax-related revenues is challenging due to the heavy concentration of activity in a short time period; we have implemented, and are continuing to upgrade, new information systems and any problems with these new systems could interfere with our ability to deliver products and services and gather information to effectively manage our business; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2009 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of May 20, 2010, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

Table A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,	April 30,	April 30,	April 30,
	2010	2009	2010	2009
Net revenue:
Product	$564	$534	$1,191	$1,185
Service and other	1,043	883	1,727	1,467

Total net revenue	1,607	1,417	2,918	2,652

Costs and expenses:
Cost of revenue:
Cost of product revenue	34	34	117	122
Cost of service and other revenue	118	115	341	315
Amortization of purchased intangible assets	5	15	43	44
Selling and marketing	309	274	766	725
Research and development	141	130	426	404
General and administrative	102	74	267	208
Acquisition-related charges	10	10	31	33

Total costs and expenses [A]	719	652	1,991	1,851

Operating income from continuing operations	888	765	927	801
Interest expense	(15)	(12)	(46)	(36)
Interest and other income, net	5	6	12	11

Income from continuing operations before income taxes	878	759	893	776
Income tax provision [B]	302	274	306	257

Net income from continuing operations	576	485	587	519
Net income (loss) from discontinued operations [C]	—	—	35	(1)

Net income	$576	$485	$622	$518

Basic net income per share from continuing operations	$1.83	$1.51	$1.86	$1.61
Basic net income (loss) per share from discontinued operations	—	—	0.11	—

Basic net income per share	$1.83	$1.51	$1.97	$1.61

Shares used in basic per share calculations	314	322	316	322

Diluted net income per share from continuing operations	$1.78	$1.47	$1.80	$1.57
Diluted net income (loss) per share from discontinued operations	—	—	0.11	—

Diluted net income per share	$1.78	$1.47	$1.91	$1.57

Shares used in diluted per share calculations	323	329	325	329

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A
[A]	The following table summarizes the total share-based compensation expense from continuing operations that we recorded for the periods shown.

	Three Months Ended		Nine Months Ended
	April 30,	April 30,	April 30,	April 30,
(in millions)	2010	2009	2010	2009
Cost of product revenue	$—	$—	$1	$1
Cost of service and other revenue	2	2	6	5
Selling and marketing	11	12	30	32
Research and development	10	11	30	27
General and administrative	11	11	31	26

Total share-based compensation	$34	$36	$98	$91

[B]	Our effective tax rate for the three months ended April 30, 2010 was approximately 34%. In that quarter we recorded discrete tax benefits that were primarily related to foreign tax credit benefits associated with the distribution of profits from our non-U.S. subsidiaries and our plans to indefinitely reinvest substantially all remaining non-U.S. earnings in support of our international expansion plans. Excluding those discrete tax benefits, our effective tax rate for that period was approximately 37%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from the domestic production activities deduction and federal and state research and experimentation credits. Our effective tax rate for the three months ended April 30, 2009 was approximately 36% and did not differ significantly from the federal statutory rate of 35%. State income taxes were offset by the benefit we received from the domestic production activities deduction and the federal and state research and experimentation credits.
Our effective tax rate for the nine months ended April 30, 2010 was approximately 34%. In that period we recorded discrete tax benefits as described above. Excluding those discrete tax benefits, our effective tax rate for that period was approximately 37%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from the domestic production activities deduction and federal and state research and experimentation credits. Our effective tax rate for the nine months ended April 30, 2009 was approximately 33%. Excluding discrete tax benefits primarily related to a favorable agreement we entered into with a tax authority with respect to tax years ended prior to fiscal 2009 and the retroactive reinstatement of the federal research and experimentation credit, our effective tax rate for that period was approximately 36% and did not differ significantly from the federal statutory rate of 35%. State income taxes were offset by the benefit we received from the domestic production activities deduction and the federal and state research and experimentation credits.
[C]	On January 15, 2010 we sold our Intuit Real Estate Solutions (IRES) business for approximately $128 million in cash and recorded a net gain on disposal of $35 million. The decision to sell IRES was a result of management’s desire to focus resources on Intuit’s core products and services. IRES was part of our Other Businesses segment.
We determined that IRES became a discontinued operation in the second quarter of fiscal 2010. We have therefore segregated the net assets and operating results of IRES from continuing operations on our balance sheets and in our statements of operations for all periods prior to the sale. Assets held for sale at July 31, 2009 consisted primarily of goodwill. Revenue from IRES was $33 million for the nine months ended April 30, 2010 and $55 million for the nine months ended April 30, 2009. Because IRES operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows. We have presented the effect of the net gain on disposal of IRES in net income from discontinued operations on our statements of cash flows for the nine months ended April 30, 2010.

Table B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,	April 30,	April 30,	April 30,
	2010	2009	2010	2009
GAAP operating income	$888	$765	$927	$801
Amortization of purchased intangible assets	5	15	43	44
Acquisition-related charges	10	10	31	33
Charge for historical use of technology licensing rights	—	11	—	11
Professional fees for business combinations	1	—	5	—
Share-based compensation expense	34	36	98	91

Non-GAAP operating income	$938	$837	$1,104	$980

GAAP net income	$576	$485	$622	$518
Amortization of purchased intangible assets	5	15	43	44
Acquisition-related charges	10	10	31	33
Charge for historical use of technology licensing rights	—	11	—	11
Professional fees for business combinations	1	—	5	—
Share-based compensation expense	34	36	98	91
Net gains on marketable equity securities and other investments	(1)	—	(1)	(1)
Income tax effect of non-GAAP adjustments	(14)	(25)	(61)	(61)
Exclusion of discrete tax items	(1)	20	(2)	(2)
Discontinued operations	—	—	(35)	1

Non-GAAP net income	$610	$552	$700	$634

GAAP diluted net income per share	$1.78	$1.47	$1.91	$1.57
Amortization of purchased intangible assets	0.02	0.05	0.13	0.13
Acquisition-related charges	0.03	0.03	0.10	0.11
Charge for historical use of technology licensing rights	—	0.03	—	0.03
Professional fees for business combinations	—	—	0.02	—
Share-based compensation expense	0.11	0.11	0.30	0.28
Net gains on marketable equity securities and other investments	—	—	—	—
Income tax effect of non-GAAP adjustments	(0.05)	(0.07)	(0.19)	(0.19)
Exclusion of discrete tax items	—	0.06	(0.01)	(0.01)
Discontinued operations	—	—	(0.11)	—

Non-GAAP diluted net income per share	$1.89	$1.68	$2.15	$1.92

Shares used in diluted per share calculations	323	329	325	329

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

Table C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30,	July 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$430	$679
Investments	1,499	668
Accounts receivable, net	204	135
Income taxes receivable	1	67
Deferred income taxes	108	92
Prepaid expenses and other current assets	60	43
Current assets of discontinued operations	—	12

Current assets before funds held for customers	2,302	1,696
Funds held for customers	275	272

Total current assets	2,577	1,968

Long-term investments	92	97
Property and equipment, net	518	527
Goodwill	1,853	1,754
Purchased intangible assets, net	252	291
Long-term deferred income taxes	44	36
Other assets	91	77
Long-term assets of discontinued operations	—	76

Total assets	$5,427	$4,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$166	$103
Accrued compensation and related liabilities	186	171
Deferred revenue	310	360
Income taxes payable	283	—
Other current liabilities	187	153
Current liabilities of discontinued operations	—	25

Current liabilities before customer fund deposits	1,132	812
Customer fund deposits	275	272

Total current liabilities	1,407	1,084

Long-term debt	998	998
Other long-term obligations	164	187

Total liabilities	2,569	2,269

Stockholders’ equity	2,858	2,557

Total liabilities and stockholders’ equity	$5,427	$4,826

Table D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,	April 30,	April 30,	April 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$576	$485	$622	$518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36	36	111	105
Amortization of intangible assets	19	27	87	84
Share-based compensation	34	37	99	94
Pre-tax gain on sale of IRES	—	—	(58)	—
Deferred income taxes	(39)	1	(61)	45
Tax benefit from share-based compensation plans	13	2	23	8
Excess tax benefit from share-based compensation plans	(6)	(1)	(11)	(7)
Other	5	3	15	10

Total adjustments	62	105	205	339

Changes in operating assets and liabilities:
Accounts receivable	264	170	(67)	(146)
Prepaid expenses, income taxes receivable and other assets	48	154	43	40
Accounts payable	7	25	63	40
Accrued compensation and related liabilities	51	22	13	(76)
Deferred revenue	(201)	(174)	(45)	(52)
Income taxes payable	280	150	282	137
Other liabilities	(43)	(2)	33	78

Total changes in operating assets and liabilities	406	345	322	21

Net cash provided by operating activities	1,044	935	1,149	878

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(1,169)	(71)	(1,719)	(138)
Sales of available-for-sale debt securities	205	28	623	292
Maturities of available-for-sale debt securities	69	3	112	27
Net change in funds held for customers’ money market funds and other cash equivalents	39	(50)	146	267
Purchases of property and equipment	(34)	(31)	(100)	(148)
Net change in customer fund deposits	(38)	50	3	(267)
Acquisitions of businesses, net of cash acquired	—	(8)	(141)	(8)
Proceeds from divestiture of business	—	—	122	—
Other	(6)	(3)	(12)	—

Net cash provided by (used in) investing activities	(934)	(82)	(966)	25

Cash flows from financing activities:
Net proceeds from issuance of common stock under stock plans	176	31	326	126
Tax payments related to restricted stock issuance	—	—	(20)	(15)
Purchase of treasury stock	(200)	—	(750)	(200)
Excess tax benefit from share-based compensation plans	6	1	11	7
Other	(1)	(2)	(2)	(2)

Net cash provided by (used in) financing activities	(19)	30	(435)	(84)

Effect of exchange rates on cash and cash equivalents	2	—	3	(10)

Net increase (decrease) in cash and cash equivalents	93	883	(249)	809
Cash and cash equivalents at beginning of period	337	339	679	413

Cash and cash equivalents at end of period	$430	$1,222	$430	$1,222

Table E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP			Non-GAAP
	Range of Estimate			Range of Estimate
	From	To	Adjustments	From	To
Three Months Ending July 31, 2010
Revenue	$492	$507	$—	$492	$507
Operating loss	$(87)	$(77)	$48 [a]	$(39)	$(29)
Diluted loss per share	$(0.21)	$(0.20)	$0.10 [b]	$(0.11)	$(0.10)

Twelve Months Ending July 31, 2010
Revenue	$3,410	$3,425	$—	$3,410	$3,425
Operating income	$840	$850	$225 [c]	$1,065	$1,075
Diluted earnings per share	$1.69	$1.72	$0.34 [d]	$2.03	$2.06
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $35 million; amortization of purchased intangible assets of approximately $3 million; and acquisition-related charges of approximately $10 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and adjustments for certain discrete GAAP tax items.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $133 million; amortization of purchased intangible assets of approximately $46 million; acquisition-related charges of approximately $41 million; and professional fees for business combinations of approximately $5 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, adjustments for certain discrete GAAP tax items, and an adjustment for a net gain from discontinued operations of approximately $35 million.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated May 20, 2010 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•	Share-based compensation expense

•	Amortization of purchased intangible assets

•	Acquisition-related charges

•	Charges for historical use of technology licensing rights

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:
•	Gains and losses on marketable equity securities and other investments

•	Income tax effects of excluded items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expenses, acquisition-related charges, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of purchased intangible assets and acquisition-related charges. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of purchased intangible assets in cost of revenue includes amortization of software and other technology assets of acquired entities. Acquisition-related charges in operating expenses include amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names.
Charges for historical use of technology licensing rights. We exclude from our non-GAAP financial measures the portion of technology licensing fees that relates to historical use of that technology.
Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on marketable equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects of excluded items. We exclude from our non-GAAP financial measures the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of marketable equity securities and other investments.